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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

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                                                                 SEC FILE NUMBER
                                                                 0-25006
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                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  (record) Form 10-Q
              [ ] Form N-SAR


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                                                                  CUSIP NUMBER
                                                                   911327 50 0
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                  For Period Ended:    December 19, 1999
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                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ---------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


N/A
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PART I - REGISTRANT INFORMATION

United Petroleum Corporation
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Full Name of Registrant


N/A
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Former Name if Applicable

5800 N.W. 74th Avenue
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Address of Principal Executive Office (Street and Number)

Miami, Florida 33166
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City, State and Zip Code




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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b)  The subject annual report, semi-annual report, transition report
 [X] on Form 10-K, (record) Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The accounting resources of the registrant have been dedicated to the timely filing of Amendment 2 to the registrant's Current Report on Form 8-KA(2) dated November 12, 1999 filed on January 28, 2000. This report required not only the preparation of pro forma information regarding the new reorganized entity (including accounting for the consummation of the registrant's reorganization under Chapter 11 of the Bankruptcy Code), but also three years of audited financial information on a division of a business that was previously only audited on a combined basis. The registrant's quarterly report on Form 10-Q for the period ended December 19, 1999 is the first quarterly report that the registrant will file containing financial information for the actual operations of the registrant and the company with which it merged (as described in the registrant's Form 8-KA(1) dated November 12, 1999 and filed on December 1,
1999), and requires considerable resources to complete.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Carlos E. Bared                 (305)              592-3100, ext. 2315
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          (Name)                   (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [x] Yes  [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                      [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          United Petroleum Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date      February 1, 2000         By  /s/ CARLOS E. BARED
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                                     Carlos E. Bared
                                     Sr. Vice President/Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).